UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 28, 2007

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Calibre Energy, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-50830 (Commission File Number)	88-0343804 (I.R.S. Employer Identification No.)
1667 K St., NW, Ste. 1230 Washington, DC (Address of Principal Executive Offices)	20006 (Zip Code)
Registrant’s telephone number, including area code: (202) 223-4401

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 28, 2007, the Board of Directors of Calibre Energy, Inc. (the “Company”) adopted a resolution electing Robert K. Steelhammer as a Director of the Company and named him as Chairman of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee of the Board of Directors.
Mr. Steelhammer has been a practicing attorney in Houston, Texas since 1972.  Prior to entering the practice of law, Mr. Steelhammer was a practicing registered professional engineer with Fluor Corporation.  From 1987 until present, Mr. Steelhammer has been the named partner at Steelhammer & Miller, P.C, corporate, oil and gas, business, international and real estate law.  Prior to that, Mr. Steelhammer practiced oil and gas, business, corporate and general litigation law for Weitinger, Steelhammer & Tucker, P.C. He received a Bachelor of Science degree from the University of Texas and a Juris Doctor degree from South Texas College of Law. He is a member of the State Bar of Texas, a registered professional engineer for the State of Texas and a member of the American Institute of Chemical Engineers.  He began his career as a process engineer for Tenneco. He has also worked for US Industrial Chemicals and the Flour Corporation in the same capacity.  Since 1983, he has served as a member of the Board of Directors of Prosperity Bancshares, Inc., a member of its audit committee and chairman of its corporate governance committee. Since 2006, Mr. Steelhammer served as a member of the Board of Directors of Standard Drilling, Inc. and as a member of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIBRE ENERGY, INC.

Date:  March 29, 2007      By:  /s/ Prentis B. Tomlinson, Jr.
Name:  Prentis B. Tomlinson, Jr., President